   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999

                                      REGISTRATION NOS. 333-      AND 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                      7382
                          (Primary Standard Industrial
                          Classification Code Number)

           TYCO INTERNATIONAL LTD.                     TYCO INTERNATIONAL GROUP S.A.
   (Exact name of registrant as specified         (Exact name of registrant as specified
               in its charter)                                in its charter)

                   BERMUDA                                      LUXEMBOURG
        (State or other jurisdiction                   (State or other jurisdiction
      of incorporation or organization)              of incorporation or organization)

               NOT APPLICABLE                                 NOT APPLICABLE
                (IRS Employer                                  (IRS Employer
             Identification No.)                            Identification No.)

       THE ZURICH CENTRE, SECOND FLOOR                    6, AVENUE EMILE REUTER
              90 PITTS BAY ROAD                                SECOND FLOOR
           PEMBROKE HM 08, BERMUDA                           L-2420 LUXEMBOURG
               (441) 292-8674*                               (352) 46-43-40-1
 (Address, including zip code, and telephone    (Address, including zip code, and telephone
number, including area code, of registrant's   number, including area code, of registrant's
        principal executive offices)                   principal executive offices)

                            ------------------------

                                 MARK H. SWARTZ
                        c/o Tyco International (US) Inc.
                                 One Tyco Park
                          Exeter, New Hampshire 03833
                                 (603) 778-9700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

*Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal U.S. subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                         ------------------------------

                                    COPY TO:
                             JOSHUA M. BERMAN, ESQ.
                             ABBE L. DIENSTAG, ESQ.
                      Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after expiration of the exchange offer described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED
     TITLE OF EACH CLASS              AMOUNT          PROPOSED MAXIMUM          MAXIMUM             AMOUNT OF
       OF SECURITIES TO                TO BE           OFFERING PRICE          AGGREGATE          REGISTRATION
        BE REGISTERED               REGISTERED          PER NOTE (1)       OFFERING PRICE(1)         FEE(2)
6 7/8% Notes due 2002.........    $1,000,000,000            100%            $1,000,000,000          $264,000

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(2) Calculated by multiplying the aggregate offering amount for each class of securities by .000264.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 $1,000,000,000
                         TYCO INTERNATIONAL GROUP S.A.
                               OFFER TO EXCHANGE
                   UP TO $1,000,000,000 6 7/8% NOTES DUE 2002
               FOR ANY AND ALL OUTSTANDING 6 7/8% NOTES DUE 2002
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                                     [LOGO]

                         Summary of the Exchange Offer

    This document and accompanying Letter of Transmittal relate to the proposed offer by Tyco International Group S.A. (the "Company") to exchange up to $1,000,000,000 aggregate principal amount of new 6 7/8% notes due 2002 for any and all of its outstanding 6 7/8% notes due 2002. The new notes, which are referred to as the "exchange notes," will be freely transferable. The outstanding notes, which are referred to as the "restricted notes," have certain transfer restrictions.

    The restricted notes are, and the exchange notes will be, unsecured and unsubordinated obligations of the Company that are fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Tyco International Ltd. ("Tyco"), the Company's corporate parent.

    - The exchange offer expires 5:00 p.m. New York City time on       , 2000,
      unless extended.

    - All restricted notes that are tendered and not withdrawn will be exchanged promptly upon consummation of the exchange offer.

    - There should be no United States federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer.

    - Holders of restricted notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

    - Restricted notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but except under certain circumstances will not have further exchange or registration rights.

    - The Company does not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

    Each holder of restricted notes wishing to accept the exchange offer must deliver the restricted notes to be exchanged, together with the Letter of Transmittal that accompanies this document and any other required documentation, to the exchange agent identified in this document. Alternatively, you may effect a tender of restricted notes by book-entry transfer into the exchange agent's account at the Depository Trust Company. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this document and in the accompanying Letter of Transmittal.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

               The date of this prospectus is             , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. NEITHER THE COMPANY NOR TYCO HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. NEITHER THE DELIVERY OF THIS DOCUMENT OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE PURSUANT TO THIS DOCUMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS OF ANY SUBSEQUENT DATE.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS OF RESTRICTED NOTES BE ACCEPTED FROM, HOLDERS OF RESTRICTED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ITS ACCEPTANCE IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Where You Can Find More Information.........................    iii
Forward Looking Information.................................      1
Tyco........................................................      2
The Company.................................................      2
Ratio of Earnings to Fixed Charges of Tyco..................      3
Exchange Offer..............................................      4
Description of the Notes and the Guarantees.................     14
Enforcement of Civil Liabilities............................     32
Certain Luxembourg, Bermuda and United States Federal Income
  Tax Consequences..........................................     33
Plan of Distribution........................................     35
Legal Matters...............................................     36
Experts.....................................................     36

                      WHERE YOU CAN FIND MORE INFORMATION

    In connection with the exchange offer, the Company and Tyco have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, relating to the exchange notes. As permitted by SEC rules, this document omits certain information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

    Tyco also files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document filed by Tyco or the Company with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Tyco's common shares are listed on the New York Stock Exchange, as well as on the London and Bermuda Stock Exchanges. You can obtain information about Tyco from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    The SEC allows the Company and Tyco to "incorporate by reference" information in documents filed with the SEC, which means that they can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about the Company and Tyco that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC may update and supersede this information. The Company and Tyco incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the expiration of the exchange offer.

    1. Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

    2. Tyco's Current Reports on Form 8-K filed on October 22, 1999, November 9, 1999, November 22, 1999, December 9, 1999 and December 10, 1999

    3. The description of Tyco's common shares as set forth in Tyco's Registration Statement on Form 8-A/A filed on March 1, 1999.

    You may request a copy of these filings at no cost, by writing or calling Tyco at the following address or telephone number:

                       Tyco International Ltd.
                       The Zurich Centre, Second Floor
                       90 Pitts Bay Road
                       Pembroke HM 08, Bermuda
                       (441) 292-8674

    Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this document.

    To obtain timely delivery of any copies of filings requested, please write
or telephone no later than          , 2000, ten days prior to the expiration of
the exchange offer.

                          FORWARD LOOKING INFORMATION

    Certain statements contained or incorporated by reference in this document are "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this document or any document incorporated by reference in this document regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company and Tyco, which may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, among other things:

    - overall economic and business conditions;

    - the demand for the goods and services of the Company and Tyco;

    - competitive factors in the industries in which the Company and Tyco compete;

    - changes in government regulation;

    - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

    - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

    - the ability to achieve anticipated synergies and other costs savings in connection with acquisitions;

    - the timing, impact and other uncertainties of future acquisitions; and

    - the ability of the Company and Tyco and their customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.

                                      TYCO

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts auto redistribution services;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products and provides a broad range of environmental, consulting and engineering services.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco's registered and principal executive offices are located at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and its telephone number is (441) 292-8674. The executive offices of Tyco International
(US) Inc., Tyco's principal United States subsidiary, are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

                                  THE COMPANY

    Tyco International Group S.A., a Luxembourg company, is a wholly-owned subsidiary of Tyco. The registered and principal offices of the Company are located at 6, avenue Emile Reuter, 2nd Floor, L-2420 Luxembourg, and its telephone number is (352) 46 43 40-1. The Company indirectly owns a substantial portion of the operating subsidiaries of Tyco.

                   RATIO OF EARNINGS TO FIXED CHARGES OF TYCO

    The following table sets forth the ratio of earnings to fixed charges of Tyco for the years ended September 30, 1999 and 1998, the nine-month transition period ended September 30, 1997 and the years ended December 31, 1996 and 1995.

                                                                            NINE MONTHS
                                                         YEAR ENDED            ENDED           YEAR ENDED
                                                        SEPTEMBER 30,      SEPTEMBER 30,      DECEMBER 31,
                                                     -------------------   -------------   -------------------
                                                       1999       1998        1997(4)        1996       1995
                                                     --------   --------   -------------   --------   --------
Ratio of earnings to fixed charges (1)(2)(3).......    3.45       5.07          1.00         2.54       4.68

------------------------

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, extraordinary items, cumulative effect of accounting changes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

(2) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On
    April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco consummated mergers with AMP Incorporated, United States Surgical Corporation, Keystone International, Inc. and Inbrand Corporation, respectively. Each of the five merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include Inbrand due to immateriality.

    Prior to their respective mergers, AMP, US Surgical, Keystone, and ADT had December 31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December 31 year end for AMP, US Surgical, Keystone, ADT and Former Tyco for the year ended December 31, 1996. For 1995, the ratio of earnings to fixed charges reflects the combination of AMP, US Surgical, Keystone and ADT with a December 31 year end and Former Tyco with a June 30 fiscal year end.

(3) Earnings for the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 include merger, restructuring and other non-recurring charges of $1,261.7 million (of which $78.9 million is included in cost of sales), $256.9 million, $947.9 million, $344.1 million and $97.1 million, respectively. Earnings also include charges for the impairment of long-lived assets of $335.0 million, $148.4 million, $744.7 million and $8.2 million in the year ended September 30, 1999, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million. The 1995 period also includes a net loss on the disposal of businesses of $34.4 million.

    On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring charges, charges for the impairment of long-lived assets, the write-off of purchased in-process research and development and the net loss on the disposal of businesses would have been 5.82x, 5.68x, 6.81x, 5.76x and 5.09x for the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

(4) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

                                 EXCHANGE OFFER
                         REASON FOR THE EXCHANGE OFFER

    The Company initially sold the restricted notes in a private offering on August 31, 1999 to Merrill Lynch Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., J.P. Morgan Securities, Inc., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Bear, Stearns Co. Inc., Banc of America Securities LLC, Chase Securities Inc., Commerzbank Capital Markets Corporation, Warburg Dillon Read LLC, Salomon Smith Barney Inc., The Williams Capital Group L.P. and Blaylock & Partners, collectively referred to as the "Initial Purchasers," pursuant to a Purchase Agreement dated August 26, 1999 among the Company, Tyco as guarantor, and the Initial Purchasers. The Initial Purchasers subsequently resold or were permitted to resell the restricted notes:

    - to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act, and

    - outside the United States in accordance with the provisions of Regulation S under the Securities Act.

    In connection with the private offering of the restricted notes, the Company, Tyco as guarantor, and the Initial Purchasers entered into a Registration Rights Agreement dated August 31, 1999, in which the Company agreed, among other things:

    - to file with the SEC on or before December 29, 1999, a registration statement relating to an exchange offer for the restricted notes;

    - use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before February 25, 2000;

    - upon the effectiveness of the exchange offer registration statement, to offer the holders of the restricted notes the opportunity to exchange their restricted notes in the exchange offer for a like principal amount of exchange notes;

    - to keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of restricted notes; and

    - to use its reasonable best efforts to consummate the exchange offer on or before March 28, 2000.

    The Company also agreed, under certain circumstances:

    - to use its reasonable best efforts to file a shelf registration statement relating to the offer and sale of the restricted notes by the holders of the restricted notes;

    - to use its reasonable best efforts to cause such shelf registration statement to be declared effective; and

    - to use its reasonable best efforts to keep such shelf registration statement effective for two years after the shelf registration statement becomes effective or until the restricted notes covered by the shelf registration statement have been sold or cease to be outstanding.

    The exchange offer being made by this document is intended to satisfy the Company's exchange and registration obligations under the Registration Rights Agreement. If the Company fails to fulfill such obligations, holders of outstanding restricted notes are entitled to receive additional interest at the rate of 0.25% per annum for each violation of the obligations. The rate will increase by an additional 0.25% each 90-day period during which the additional interest continues to accrue. The maximum aggregate increase to the interest rate under all circumstances is 1% per annum. After the Company has cured all defaults of its registration and exchange obligations, the accrual of additional interest on the restricted notes will cease, and the interest rate for each series of restricted notes will revert to its original rate.

    For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement, which is included as
Exhibit 4.4 to the registration statement relating to the exchange notes.

TRANSFERABILITY OF THE EXCHANGE NOTES

    Based on certain no-action letters issued by the staff of the SEC to others in unrelated transactions, the Company believes that a noteholder may offer for resale, resell or otherwise transfer any exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the noteholder

    - is acquiring the exchange notes other than in the ordinary course of business;

    - is participating, intends to participate or has an arrangement or understanding with any person to participate, in a distribution of the exchange notes;

    - is an "affiliate" of the Company, as defined in Rule 405 under the Securities Act; or

    - is an Initial Purchaser who acquired restricted notes directly from the Company in the initial offering to resell pursuant to Rule 144A, Regulation S or any other available exemption under the Securities Act.

    In any of the foregoing circumstances, a noteholder

    - will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of exchange notes; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the exchange notes.

    The Company is not making this exchange offer to, nor will it accept surrenders of restricted notes from, holders of restricted notes in any state in which this exchange offer would not comply with the applicable securities laws or "blue sky" laws of such state.

    Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes, where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection
with any resale of such exchange notes. See "Plan of Distribution" on page   ."

USE OF PROCEEDS

    Neither the Company nor Tyco will receive any cash proceeds from the issuance of the exchange notes. As consideration for the exchange notes, the Company will receive in exchange an equivalent principal amount of outstanding restricted notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

    The Company will retire and cancel the restricted notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes under the exchange offer will not result in any change in the outstanding aggregate indebtedness of the Company.

TERMS OF THE EXCHANGE OFFER

    The restricted notes were issued in a single series of 6 7/8% notes due 2002. As of the date of this document, $1 billion aggregate principal amount of the 6 7/8% notes are outstanding. In the exchange offer, restricted notes of each series will be exchanged for exchange notes.

    Upon the terms and subject to the conditions set forth in this document and in the accompanying Letters of Transmittal, the Company will accept all restricted notes validly tendered and not withdrawn prior to 5:00 p.m. New York
City time on       , 2000, the date that the exchange offer expires. This date and time may be extended. See "Expiration Date; Extensions; Amendments" below. After authentication of the exchange notes by the trustee under the indenture governing the notes or an authenticating agent, the Company will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding restricted notes accepted in the exchange offer. Holders may tender some or all of their restricted notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

    The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding restricted notes, except that:

    - the offering of the exchange notes has been registered under the Securities Act;

    - the exchange notes will not be subject to transfer restrictions; and

    - the exchange notes will be issued free of any covenants regarding exchange and registration rights.

    The exchange notes will be issued under and entitled to the benefits of the indenture that governs the restricted notes.

    In connection with the issuance of the restricted notes, the Company arranged for the restricted notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

    This document, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of restricted notes as of the
close of business on             , 2000. The exchange offer of restricted notes
is not conditioned upon any minimum aggregate principal amount being tendered. However, the exchange offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "Conditions to the Exchange Offer" below.

    The exchange agent is The Bank of New York, which also serves as trustee under the indenture that governs the notes. The Company will be deemed to have accepted validly tendered restricted notes when, as and if the Company has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving exchange notes from the Company and as agent of the Company for the purpose of delivering exchange notes to such holders. See "Exchange Agent" below.

    If any tendered restricted notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted restricted notes will be returned, at the Company's cost, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

    Holders who tender restricted notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of restricted notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Solicitation of Tenders, Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m. New York City time on
            , 2000 unless the Company, in its sole discretion, extends the exchange offer. The Company may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

    The Company reserves the right, in its sole discretion, to amend the terms of the exchange offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has occurred and has not been waived by the Company, the Company expressly reserves the right, in its sole discretion, by giving oral or written notice to the exchange agent, to:

    - delay acceptance of, or refuse to accept, any restricted notes not previously accepted;

    - extend the exchange offer; or

    - terminate the exchange offer.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the restricted notes. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and the Company will extend the exchange offer to the extent required by law. If the exchange offer is terminated, federal law requires that the Company promptly either exchange or return all restricted notes that have been tendered.

    The Company will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the exchange offer other than by making a timely press release. The Company may also publicly communicate these matters in any other appropriate manner of its choosing.

INTEREST ON THE EXCHANGE NOTES

    Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the restricted notes surrendered in exchange therefor or, if no interest has been paid on the restricted notes, from
August 31, 1999. The exchange notes will bear interest at a rate of 6 7/8% per annum. Interest on the exchange notes will be payable semi-annually on
            and             of each year. Assuming that the exchange offer is
consummated prior to March 28, 2000, as anticipated, interest on the exchange
notes will first become payable beginning on       , 2000.

PROCEDURES FOR TENDERING

    Only a holder of record of restricted notes or a DTC participant listed on a DTC securities position listing with respect to the restricted notes may tender its restricted notes in the exchange offer. To tender restricted notes in the exchange offer:

    - registered holders of certificated restricted notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in this document and in the Letter of Transmittal. The holder should then mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the restricted notes to be exchanged and any other required documentation, to the exchange agent, at the address set forth in this document and in the Letter of Transmittal;

    - holders of restricted notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

    To be effective, a tender must be made prior to the expiration of the exchange offer.

    Any beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender restricted notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If a beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its restricted notes, either make appropriate arrangements to register ownership of the restricted notes in its own name or obtain a properly completed bond power from the registered holder of such restricted notes. This transfer of record ownership may take considerable time. Delivery of documents to DTC in accordance with DTC's procedures will NOT constitute delivery to the exchange agent.

    The tender by a holder of restricted notes will constitute an agreement between such holder, the Company and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the restricted notes held by a holder of restricted notes are tendered, a tendering holder should fill in the amount of restricted notes being tendered in the specified box on the Letter of Transmittal. The entire amount of restricted notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    The Letter of Transmittal includes representations by the tendering holder to the Company that, among other things:

    - any exchange notes received by the tendering holder will be acquired in the ordinary course of its business;

    - the tendering holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the tendering holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    A Letter of Transmittal of a broker-dealer that receives exchange notes for its own account in exchange for restricted notes that were acquired by it as a result of market-making or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this document in connection with the resale of such exchange notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    The method of delivery of restricted notes and Letters of Transmittal and all other required documents or transmittal of an Agent's Message, as described below under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holders of restricted notes. Instead of delivery by mail, it is recommended that holders of restricted notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration of the exchange offer. No Letters of Transmittal or restricted notes should be sent to the Company.

    Signatures on a Letter of Transmittal or a notice of withdrawal described in "Withdrawal of Tenders" below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the corresponding restricted notes are tendered

    - by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

    - for the account of an Eligible Institution.

    If a Letter of Transmittal is signed by a person other than the registered holder, the corresponding restricted notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the restricted notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the restricted notes. If a Letter of Transmittal or any restricted notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with such Letter of Transmittal.

    All questions as to the validity, form, eligibility, acceptance and withdrawal of the tendered restricted notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject restricted notes not properly tendered or any restricted notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular restricted notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letters of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes must be cured within such time as the Company shall determine.

    Although the Company intends to notify tendering holders of defects or irregularities with respect to tenders of restricted notes, neither the Company, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give such notification. Restricted notes will not be validly tendered until such irregularities have been cured or waived. Any restricted notes received by the exchange agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company will be returned by the exchange agent to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the exchange offer.

    The Company reserves the right in its sole discretion:

    - to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

    - to terminate the exchange offer, as set forth in "Conditions to the Exchange Offer" below; and

    - to the extent permitted by applicable law, to purchase restricted notes during the pendency of the exchange offer in the open market, in privately negotiated transactions or otherwise.

    The terms of any such purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

    The Company understands that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the restricted notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of restricted notes by causing DTC to transfer such restricted notes into the Exchange Agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered restricted notes will only be made after a timely confirmation of a book-entry transfer of the restricted notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message.

    The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering restricted notes and that such participant has received an appropriate Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and the Company may enforce such agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgement from the tendering DTC participant that the representations
contained in the appropriate Letter of Transmittal and described on page   above
are true and correct.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their restricted notes and:

    - whose restricted notes are not immediately available,

    - who cannot deliver their restricted notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the exchange offer, or

    - who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

      1. the tender is made through an Eligible Institution;

      2. prior to the expiration of the exchange offer the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, mail or hand delivery; and

      3. certificate(s) representing all tendered restricted notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of restricted notes delivered electronically, are received by the exchange agent within three business days after the expiration of the exchange offer.

    A Notice of Guaranteed Delivery must state:

    - the name and address of the holder;

    - if the restricted notes will be tendered by their registered holder, the certificate number or numbers of such restricted notes;

    - the principal amount of such restricted notes tendered;

    - that the tender is being made thereby; and

    - that the holder guarantees that, within three business days after the expiration of the exchange offer, a Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the restricted notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of restricted notes delivered electronically, will be deposited by the Eligible Institution with the exchange agent.

    Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of restricted notes may be withdrawn at any time prior to the expiration of the exchange offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this document.

    Any such notice of withdrawal must:

    - specify the name of the person having deposited the restricted notes to be withdrawn;

    - identify the restricted notes to be withdrawn, including the certificate number or number and principal amount of such restricted notes or, in the case of restricted notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

    - be signed by the depositor of the restricted notes in the same manner as the original signature on the Letter of Transmittal by which such restricted notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such restricted notes into the name of the party withdrawing the tender or, in the case of restricted notes transferred by book-entry transfer, be transmitted by DTC and received by the exchange agent in the same manner as the Agent's Message transferring the notes; and

    - specify the name in which any such restricted notes are to be registered, if different from that of the depositor of the restricted notes.

    All questions as to the validity, form and eligibility of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any restricted notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the restricted notes so withdrawn are validly retendered. Any restricted notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

    The Company will not be required to accept for exchange, or to exchange notes for, any restricted notes, and may terminate or amend the exchange offer before the acceptance of such restricted notes if, in the Company's judgment, any of the following conditions has occurred:

    - the exchange offer, or the making of any exchange by a holder of restricted notes, violates applicable law or the applicable interpretations of the SEC staff;

    - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

    - there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the exchange offer.

    See "Expiration Date; Extensions; Amendments" above for a discussion of possible Company actions if any of the foregoing conditions occur.

    The foregoing conditions are for the sole benefit of the Company. They may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for assistance and requests for additional copies of this document or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

BY MAIL, OVERNIGHT DELIVERY OR HAND DELIVERY:

The Bank of New York
101 Barclay Street, 7E
New York, New York 10286
Attn: Denise Robinson

FACSIMILE TRANSMISSION:

    (212) 815-4699

INFORMATION OR CONFIRMATION BY TELEPHONE:

    (212) 815-2791

SOLICITATION OF TENDERS; FEES AND EXPENSES

    The principal solicitation pursuant to the exchange offer is being made by the Company by mail and through the facilities of DTC. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person or by telegraph, telephone, facsimile transmission, electronic communication or similar methods.

    The Company has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this document, the Letter of Transmittal and related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for exchange.

    The Company will pay all expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel for the holders of the restricted notes, and printing costs.

    The Company will pay any transfer taxes applicable to the exchange of restricted notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of restricted notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder thereof or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the restricted notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the exchange offer. The expense of the exchange offer will be amortized by the Company over the term of the exchange notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE RESTRICTED NOTES

    Following consummation of the exchange offer, assuming the Company has accepted for exchange all validly tendered restricted notes, the Company will have fulfilled its exchange and registration obligations under the Registration Rights Agreement. All untendered restricted notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of the Company, fully and unconditionally guaranteed by Tyco, subject to the restrictions on transfer set forth in the indenture governing the notes. Holders of such restricted notes will only be able to offer for sale, sell or otherwise transfer untendered restricted notes as follows:

    - to the Company, although the Company has no obligation to purchase untendered restricted notes except if they are called for redemption in accordance with the provisions of the indenture governing the notes;

    - pursuant to a registration statement that has been declared effective under the Securities Act, although the Company will have no obligation, and does not intend, to file any such registration statement;

    - for so long as the restricted notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

    - pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

    - pursuant to any other available exemption from the registration requirements of the Securities Act.

    To the extent that restricted notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered restricted notes could be adversely affected.

ABSENCE OF A PUBLIC MARKET

    Although holders of exchange notes who are not "affiliates" of the Company within the meaning of the Securities Act may resell or otherwise transfer their exchange notes without compliance with the registration requirements of the Securities Act, there is no existing market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of exchange notes to sell their exchange notes or the prices at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, Tyco's operating results and the market for similar securities.

    The Initial Purchasers in the private offering have advised the Company that they intend to make a market in the exchange notes after the exchange offer. However, they are not obligated to do so, and any market-making may be discontinued at any time without notice.

                  DESCRIPTION OF THE NOTES AND THE GUARANTEES

    The restricted notes and their guarantees were issued and the exchange notes and their guarantees will be issued under an indenture, dated as of June 9, 1998, as supplemented by supplemental indenture No. 11, dated as of August 31, 1999, in each case among the Company, Tyco and The Bank of New York, as the trustee. The following description is subject to the detailed provisions of the indenture, a copy of which can be obtained upon request from Tyco. See "Where You Can Find More Information." As used in this "Description of the Notes and the Guarantees," the term "notes" refers to and includes the restricted notes and the exchange notes. The terms of the restricted notes and the exchange notes are identical, except that the exchange notes are not subject to restrictions on transfer. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this section relating to the indenture and to the notes and guarantees of the notes to be issued under the indenture are summaries, and do not purport to be complete. For a full description of the terms of the notes and their guarantees, noteholders should refer to the indenture, as supplemented by the supplemental indenture. Capitalized terms used but not defined in this section shall have the respective meanings set forth in the indenture.

GENERAL

    The interest rate, aggregate principal amounts and maturity dates of the notes are as follows:

Interest Rate............................................  6 7/8%
Aggregate Principal Amount...............................  $1 billion
Maturity Date............................................  September 5, 2002

    Interest is payable semiannually on March 5 and September 5 of each year, commencing March 5, 2000, to the persons in whose names such notes are registered at the close of business on February 18 or August 21, respectively, immediately preceding such interest payment date. Interest on the notes accrues from August 31, 1999.

    The trustee is initially acting as paying agent and registrar, as well as exchange agent under the exchange offer. The notes may be presented for registration or transfer and exchange, without any service charge, at the offices of the registrar. Principal and premium, if any, on the notes are payable at the office of the trustee. However, note holders may be required to pay to the Company a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

    The notes are direct, unsecured and unsubordinated obligations of the Company and rank equally with other unsecured and unsubordinated obligations of the Company for money borrowed. The notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of notes, to participate in any distribution of assets of any subsidiary upon the latter's liquidation or reorganization or otherwise will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary.

    Except as described under "Certain Covenants," the indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. There are no covenants or provisions contained in the indenture which afford the holders of notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company or Tyco. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of the outstanding notes.

    The restricted notes were, and the exchange notes will be, initially issued in the form of one or more registered global notes and will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of DTC's nominee. A description of DTC's procedures with respect to the global notes is set forth under "Book-Entry, Delivery and Form" below.

    The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. As of the date of this document, $6.75 billion and Y10 billion of debt securities in twelve series have been issued by the Company and guaranteed by Tyco and are outstanding under the indenture. The interest rate, aggregate principal amounts and maturity dates of each of such series of debt securities, other than the restricted notes, are as follows:

                               2000         2000        2001       2001         2004         2005         2008         2009
                              NOTES        NOTES       NOTES      NOTES        NOTES        NOTES        NOTES        NOTES
                            ----------   ----------   --------   --------   ------------   --------   ------------   --------
Interest Rate.............  Floating     0.57%        Floating   6 1/8%     5 7/8%         6 3/8%     6 1/8%         6 1/8%
Aggregate Principal         $500         Y10          $500       $750       $400           $750       $400           $400
  Amount..................  million      billion      million    million    million        million    million        million
Maturity Date.............  September    September    March      June       November       June       November       January
                            5, 2000      5, 2000      5, 2001    15, 2001   1, 2004        15, 2005   1, 2008        15, 2009

                                                      DEALER
                                                   REMARKETABLE
                              2028       2029     SECURITIES(SM)
                             NOTES      NOTES      ("DRS.(SM)")*
                            --------   --------   ---------------
Interest Rate.............  7%         6 7/8%     6 1/4%**
Aggregate Principal         $500       $800       $750
  Amount..................  million    million    million
Maturity Date.............  June       January    June
                            15, 2028   15, 2029   15, 2013

----------------------------------

* Dealer remarketable securities(sm)" and ("Drs.(sm)") are service marks of J.P. Morgan Securities Inc.

** The Dealer remarketable securities will bear interest at the rate of 61/4% per annum to June 15, 2003. If J.P. Morgan Securities Inc. elects to remarket the Drs., the interest rate will be reset at a fixed rate until June 15, 2013 as determined by the remarketing dealer. If J.P. Morgan Securities Inc. does not elect to remarket the Drs., all Drs. must be repurchased by the Company on June 15, 2003.

GUARANTEES

    Tyco has agreed to unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on and any other obligations of the Company under the indenture with respect to the notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Tyco's guarantees are unsecured and unsubordinated obligations of Tyco and will rank equally with all other unsecured and unsubordinated obligations of Tyco. The guarantees provide that in the event of a default in payment of principal of, premium, if any, or interest on a note, the holder of that note may institute legal proceedings directly against Tyco to enforce the guarantees without first proceeding against the Company. In addition, as described below under "Certain Covenants--Limitation on Indebtedness of Subsidiaries," subsidiaries of the Company may execute and deliver additional guarantees.

    The obligations of Tyco and any other guarantor under their respective guarantees of any series of notes are limited to the maximum amount which will not result in the obligations of such guarantors under their guarantees constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each guarantor of a series of notes that makes a payment or distribution under its guarantee shall be entitled to a contribution from each other guarantor of such notes to the extent permitted by applicable law.

REDEMPTION

OPTIONAL REDEMPTION

    The notes will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of:

    - 100% of the principal amount of such notes, and

    - as determined by the Quotation Agent, as defined below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date of redemption, discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Redemption Treasury Rate, as defined below, plus 12.5 basis points plus, in each case, accrued interest thereon to the date of redemption.

    Notice of any redemption will be mailed at least 30 days and not more than 60 days before the redemption date to each holder of the 2002 notes to be redeemed. Unless the Company defaults in the payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes or the portions thereof called for redemption.

    "Adjusted Redemption Treasury Rate" means, with respect to any redemption date, the annual rate equal to the semiannual equivalent yield to maturity or interpolated, on a 30/360 day count basis, yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Redemption Treasury Price for such redemption date.

    "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Comparable Redemption Treasury Price" means, with respect to any redemption date,

    - the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations, unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded, or

    - if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

    "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by the Company.

    "Redemption Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and four other primary U.S. Government securities dealers in The City of New York selected by the Company.

    "Redemption Reference Treasury Dealer Quotations" means, with respect to each Redemption Reference Treasury Dealer and any redemption date, the offer price for the Comparable Redemption Treasury Issue, expressed in each case as a percentage of its principal amount, for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

REDEMPTION UPON CHANGES IN WITHHOLDING TAXES

    The Company may redeem all, but not less than all, of the notes of a series if the following occurs:

        1. After the notes of such series to be redeemed are issued, there is a change or an amendment in the laws or regulations of Luxembourg or Bermuda or any political subdivisions or taxing authorities thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations.

        2. As a result of the change, the Company or Tyco became or will become obligated to pay Additional Amounts, as defined below in "Payment of Additional Amounts," on the next payment date with respect to the notes to be redeemed.

        3. The obligation to pay Additional Amounts cannot be avoided through the Company's or Tyco's reasonable measures.

        4. The Company delivers to the trustee:

       - a certificate signed by two directors of the Company or two officers of Tyco, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by the Company or Tyco taking reasonable measures available to it; and

       - a written opinion of independent legal counsel to the Company or Tyco, as the case may be, of recognized standing to the effect that the Company or Tyco, as the case may be, has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that the Company cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

        5. Following the delivery of the certificate and opinion described in paragraph 4 above, the Company provides notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 60 days before the earliest date on which the Company or Tyco would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

    Upon the occurrence of each of 1 through 5 above, the Company may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date, plus any Additional Amounts.

NOTICE OF REDEMPTION

    The following notice provisions apply to both the optional redemption of the notes and redemptions of any series of notes upon the changes in Luxembourg or Bermuda withholding taxes, if any, described above.

    The Company must deliver by first-class mail, postage prepaid, to each holder of notes to be redeemed, a notice of redemption specifying the following:

    - the redemption price;

    - the amount of the notes held by the holder to be redeemed;

    - the redemption date;

    - the place of payment;

    - that payment will be made when the notes are surrendered to the trustee;

    - that interest accrued to the date of redemption will be paid as specified in the notice; and

    - that after the redemption date, and unless the Company defaults in the payment of the redemption price, interest will stop accruing on the notes or portions thereof to be redeemed.

At least one business day prior to the redemption date specified in the notice of redemption, the Company will deposit with the trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all the notes called for redemption. If less than all the notes of a series are to be redeemed, the trustee will select, in such manner as it shall deem appropriate and fair, notes of that series to be redeemed. Unless the Company defaults on the redemption payments, on and after the redemption payments, on and after the redemption date specified in the notice of redemption:

    - interest on the notes called for redemption will cease to accrue; and

    - the holders of such notes will have no right in respect of such notes except the right to receive the redemption price thereof and unpaid interest to the date fixed for redemption.

PAYMENT OF ADDITIONAL AMOUNTS

    Unless otherwise required by Luxembourg or Bermuda law, neither the Company, Tyco nor any other guarantor will deduct or withhold from payments made with respect to any series of notes and their guarantees on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"). In the event that the Company, Tyco or any other guarantor is required to withhold or deduct on account of any Taxes from any payment made under or with respect to any notes or the guarantees, as the case may be, the Company, Tyco or such other guarantor as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including those additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. The amounts that the Company, Tyco or such other guarantor are required to pay to preserve the net amount receivable by the holders of notes are referred to as "Additional Amounts."

    Additional Amounts will not be payable with respect to a payment made to a holder of notes to the extent:

        1. that any such Taxes would not have been so imposed but for the existence of any present or former connection between such holder and the relevant Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under such notes, their guarantees or the indenture;

        2. of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to such notes, except as otherwise provided in the indenture;

        3. that any such Taxes would not have been imposed but for the presentation of such notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period; or

        4. that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption, if:

    - the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

    - at least 60 days prior to the first payment date with respect to which the Company or Tyco shall apply this clause 4, the Company or Tyco shall have notified all holders of notes in writing that they shall be required to provide such declaration or claim.

    Each of the Company, Tyco and any other guarantor of the notes, as applicable, will also:

    - withhold or deduct the Taxes as required;

    - remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

    - use its reasonable best efforts to obtain from each relevant Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

    - upon request, make available to the holders of notes, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company, Tyco or such other guarantor or if, notwithstanding the Company's, Tyco's or such other guarantor's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

    At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if the Company, Tyco or such other guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company, Tyco or such other guarantor will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of such notes on the payment date.

    The foregoing provisions shall survive any termination of the discharge of the indenture and shall apply MUTATIS MUTANDIS to any jurisdiction in which any successor to the Company, Tyco or any other guarantor of notes, as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

    In addition, the Company will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg, Bermuda or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of any of the notes.

    Whenever in the indenture, the notes, their guarantees or in this "Description of the Notes and the Guarantees" there is mentioned, in any context, the payment of principal, and premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include the payment of Additional Amounts to the extent payable in the particular context

BOOK-ENTRY, DELIVERY AND FORM

THE GLOBAL NOTES

    The restricted notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons. Except as described under "Certificated Exchange Notes," the exchange notes initially will be represented by one or more permanent global certificates in definitive, fully registered form and

    - will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, or

    - will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee.

DEPOSITARY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Cedelbank are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the Company and Tyco that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company and Tyco that, pursuant to procedures established by it:

    - upon deposit of the global notes representing the exchange notes, DTC will credit the accounts of Participants with an interest in the global notes; and

    - ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of its Participants, and the records of DTC's Participants and the Indirect Participants, with respect to the interests of persons other than Participants in such series of the global notes.

    The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by global notes to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through a DTC Participant, the ability of a person having an interest in exchange notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a DTC Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such global note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize its participants to take such action and the participants would authorize holders owning through participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

    Except as described below, owners of interests in global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

    Payments in respect of the principal of, and premium, if any, and interest on the exchange notes represented by the global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to DTC or its nominee in its capacity as the registered holder of the global note representing the exchange notes under the indenture. Under the terms of the indenture, the Company, Tyco and the trustee may treat the persons in whose names the exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments thereon and for any and all other purposes whatsoever. Consequently, none of the Company, Tyco, the trustee or any agent of the Company, Tyco or the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the DTC Participants and Indirect Participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or Indirect Participants and DTC.

    DTC has advised the Company and Tyco that its current practice, upon receipt of any payment in respect of securities such as the notes including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the Company or Tyco. None of the Company, Tyco or the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedelbank participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedelbank, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedelbank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedelbank participants may not deliver instructions directly to the depositories for Euroclear or Cedelbank.

    DTC has advised the Company and Tyco that it will take any action permitted to be taken by a holder of notes of any series only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes of such series and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

    Although DTC, Euroclear and Cedelbank have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Participants in DTC, Euroclear and Cedelbank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, Tyco or the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information of the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:
(1) impress upon them the importance of such services being year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CERTIFICATED EXCHANGE NOTES

    If:

    1. the Company notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to registered as a clearing agency under the Exchange Act, and a successor depositary is not appointed within 90 days of such notice or cessation; or,

    2. the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of exchange notes in definitive form under the indenture,

upon surrender by DTC of the global notes representing exchange notes, certificated exchange notes will be issued in the names and denominations requested by DTC in accordance with its customary procedures. Upon any such issuance, the trustee is required to register such certificated exchange notes in the name of such person or persons or the nominee of any thereof, and cause the same to be delivered thereto.

    None of the Company, Tyco or the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and the Company, Tyco and the trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

CERTAIN COVENANTS

    The indenture contains, among others, the covenants described below. Some capitalized terms used in this section are defined under "Definitions" below.

LIMITATIONS ON LIENS

    The Company covenants that, so long as any debt securities issued under the indenture, including any of the notes, remain outstanding, but subject to defeasance, as provided in the indenture, it will not, and will not permit any Restricted Subsidiary to incur any indebtedness which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon:

    - any Principal Property; or

    - any shares of stock of or indebtedness issued by any Restricted
      Subsidiary,

whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured indebtedness, the debt securities issued under the indenture, including the notes, together with, if the Company shall so determine, any other indebtedness of the Company ranking equally with the notes, shall be equally and ratably secured with, or at the Company's option prior to, such secured indebtedness. The foregoing restriction shall not apply to:

    1. liens that exist when the applicable debt securities are issued;

    2. liens on the stock, assets or indebtedness of a person that exist when such person becomes a Restricted Subsidiary unless created in contemplation of such Restricted Subsidiary becoming such;

    3. liens on any assets or indebtedness of a person that exist when:

     - such person is merged into the Company or a Restricted Subsidiary; or

     - at the time the Company or a Restricted Subsidiary purchases, leases or otherwise acquires as an entirety or substantially as an entirety the assets of such person;

    4. liens on any Principal Property that exist:

     - when the Company or any Restricted Subsidiary acquired such property;

     - to secure the payment or indebtedness for the financing of the purchase price of such property; or

     - to secure indebtedness incurred for the purpose of the financing of all or any part of improvements or construction on such property, which indebtedness in each case is incurred before, at the time of, or within one year after the acquisition of such property, or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later;

    5. liens that secure indebtedness owed by any Restricted Subsidiary to the Company, Tyco or a subsidiary of the Company or by the Company to Tyco;

    6. liens in favor of any country or state, or political subdivision thereof:

     - to secure payments pursuant to any contract, statute, rule or regulation; or

     - to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction or improvement, of the Principal Property subject to such liens, including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings;

    7. liens or deposits under worker's compensation or similar legislation, or in connection with bids, tenders, contracts, other than for the payment of money, or leases to which the Company or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

    8. certain liens in connection with legal proceedings, as provided in the indenture;

    9. liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business of the Company or any Restricted Subsidiary, or the ownership of their respective assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Board of Directors of the Company, materially impair the use of such assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such Principal Property for the purposes thereof;

    10. liens to secure the Company's or any Restricted Subsidiary's obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

    11. liens not permitted by the foregoing clauses 1 to 10, inclusive, if at the time of, and after giving effect to, the creation or assumption of such lien, the aggregate amount of all outstanding indebtedness of the Company and its Restricted Subsidiaries, without duplication, secured by all liens not permitted by the foregoing clauses 1 through 10, inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by clause 1 under "Limitation on Sale and Lease-Back Transactions" below does not exceed the greater of $100,000,000 and 10% of Consolidated Net Worth; and

    12. any total or partial extension, renewal or replacement of any lien permitted pursuant to clauses 1 through 11, inclusive, except that the principal amount of indebtedness secured by such extension, renewal or replacement, unless otherwise excepted under clauses 1 through 11, shall not exceed the principal amount of indebtedness of the original permitted lien, and that such extension, renewal or replacement shall be limited to all or part of the assets, or any replacement therefor, which secured the original lien, plus improvements and construction on real property.

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to a Principal Property unless;

    1. the Company or such Restricted Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction, without equally and ratably securing the debt securities issued under the indenture, including the notes, pursuant to the provisions described under "Limitations on Liens" above; or

    2. the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to their fair value, as determined by the Company's Board of Directors, and an amount equal to the net proceeds is applied, within 180 days of the effective date of such transaction, to the purchase or acquisition, or, in the case of real property, commencement of the construction, of property or assets or to the retirement of the debt securities issued under the indenture, other than at maturity or pursuant to a mandatory sinking fund or a mandatory redemption provision, or of Funded Indebtedness of the Company or a consolidated subsidiary of the Company that ranks on a parity with or senior to the debt securities issued under the indenture, subject to credits for certain voluntary retirement of Funded Indebtedness and certain delivery of debt securities issued under the indenture to the trustee for retirement and cancellation.

LIMITATION ON INDEBTEDNESS OF SUBSIDIARIES

1. The Company will not cause or permit any subsidiary of the Company which is not a guarantor of the notes or any other debt securities issued under the indenture, directly or indirectly, to create, incur, assume, guarantee or otherwise in any manner become liable for the payment of or otherwise incur (collectively, "incur"), any indebtedness, including any Acquired Indebtedness but excluding any Permitted Subsidiary Indebtedness, unless such subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of the debt securities issued under the indenture, including the notes.

2. Notwithstanding the foregoing, any guarantee by a subsidiary of the Company of the debt securities issued under the indenture, including any guarantee by a subsidiary of any of the notes, shall provide by its terms that it, and all liens securing the same, shall be automatically and unconditionally released and discharged upon:

    - any sale, exchange or transfer, to any person not an Affiliate of the Company, of all of the Company's equity interests in, or all or substantially all the assets of, such subsidiary, which transaction is in compliance with the terms of the indenture and such subsidiary is released from all guarantees, if any, by it of other indebtedness of the Company or any subsidiaries of the Company;

    - the payment in full of all obligations under the indebtedness described in clause 1 above giving rise to such guarantee; or

    - with respect to indebtedness described in the clause 1 above constituting guarantees of indebtedness, the release by the holders of such indebtedness of the guarantee by such subsidiary, including any deemed release upon payment in full of all obligations under such indebtedness, provided that:

       (A) no other indebtedness, other than Permitted Subsidiary Indebtedness, has been guaranteed by such subsidiary; or

       (B) the holders of all other indebtedness which is guaranteed by such subsidiary also release the guarantee by such subsidiary, including any deemed release upon payment in full of all obligations under such indebtedness.

3. For purposes of this covenant, any Acquired Indebtedness shall not be deemed to have been incurred until 180 days from the date

    (A) the person obligated on such Acquired Indebtedness becomes a subsidiary of the Company, or

    (B) the acquisition of assets in connection with which such Acquired Indebtedness was assumed is consummated.

DEFINITIONS

    "Acquired Indebtedness" means indebtedness of a person:

    - existing at the time such person becomes a Restricted Subsidiary; or

    - assumed in connection with the acquisition of assets by such person,

in each case, other than indebtedness incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary or such acquisition, as the case may be.

    "Affiliate" means, with respect to any specified person:

    - any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

    - any other person that owns, directly or indirectly, 10% or more of such specified person's capital stock or any officer or director of any such specified person or other person; or

    - any other person 10% or more of the voting stock of which is beneficially owned or held directly or indirectly by such specified person.

For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Attributable Debt" means in connection with a Sale and Lease-Back Transaction, as of any particular time, the aggregate of present values, discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the indenture determined on a weighted average basis and compounded semiannually, of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. The term "net rental payments" under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

    "Consolidated Net Worth" means, at any date, the total assets less the total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation.

    "Consolidated Tangible Assets" means, at any date, the total assets less all Intangible Assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of calculation. "Intangible Assets" means the amount, if any, which would be stated under the heading "Costs in Excess of Net Assets of Acquired Companies" or under any other heading relating to intangible assets separately listed, in each case on the face of the aforesaid consolidated balance sheet.

    "Funded Indebtedness" means any indebtedness maturing by its terms more than one year from the date of the determination thereof, including any indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

    "Permitted Subsidiary Indebtedness" means any of the following:

    1. indebtedness in an aggregate amount, without duplication, not to exceed, as of the date of determination, 5% of the Consolidated Tangible Assets of the Company, excluding any indebtedness described in clauses 2 through 8 below;

    2.  indebtedness owed to the Company, Tyco or any subsidiary of the Company;

    3. obligations under standby letters of credit or similar arrangements supporting the performance of a Person under a contract or agreement in the ordinary course of business;

    4. obligations as lessee in the ordinary course of business which are capitalized in accordance with United States generally accepted accounting principles;

    5. Indebtedness that was Permitted Subsidiary Indebtedness at the time that it was first incurred;

    6. Acquired Indebtedness that by its terms is not, at the time it became Acquired Indebtedness or within 180 days thereafter, callable or redeemable prior to its stated maturity and that remains outstanding following such time as the subsidiary of the Company obligated under such Acquired Indebtedness in good faith has made or caused to be made an offer to acquire all such indebtedness, including, without limitation, an offer to exchange such indebtedness for securities of the Company, on terms which, in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature, provided that the initial expiration date of any such offer shall be not later than the expiration of the time period set forth in paragraph 3 of the "Limitation on Indebtedness of Subsidiaries" covenant;

    7.  indebtedness outstanding on the date of the indenture; and

    8. any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any indebtedness referred to in clause 7 of this definition of "Permitted Subsidiary Indebtedness" of a subsidiary organized under a jurisdiction other than the United States or any State thereof or the District of Columbia, including any successive refinancings, so long as the borrower under such refinancing is such subsidiary and the aggregate principal amount of indebtedness represented thereby, or if such indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such indebtedness plus any accreted value attributable thereto since the original issuance of such indebtedness, is not increased by such refinancing plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the indebtedness being refinanced or
       (B) the amount of premium or other payment actually paid at such time to refinance the indebtedness, plus, in either case, the amount of expenses of such Subsidiary incurred in connection with such refinancing.

    "Principal Property" means any manufacturing, processing or assembly plant or facility or any warehouse or distribution facility which is used by any U.S. subsidiary of the Company after the date hereof, other than any such plants, facilities, warehouses or portions thereof, which in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety, or which, in each case, has a book value, on the date of the acquisition or completion of the initial construction thereof by the Company, of less than 1.5% of Consolidated Tangible Assets.

    "Restricted Subsidiary" means any subsidiary of the Company which owns or leases a Principal Property.

    "Sale and Lease-Back Transaction" means an arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

MERGER, CONSOLIDATION, SALE OR CONVEYANCE

    The indenture provides that neither the Company, Tyco nor any other guarantor will merge or consolidate with any other corporation or will not sell or convey all or substantially all of its assets to any person, unless:

    1. the Company, Tyco or such other guarantor, as the case may be, shall be the continuing corporation; or

    2. the successor corporation or person that acquires all or substantially all of the assets of the Company, Tyco or such other guarantor, as the case may be, shall expressly assume:

       - the payment of principal of, premium, if any, and interest on the notes and all other debt securities issued under the indenture or the guarantees thereof, as the case may be,

       - the observance of all the covenants and agreements under the indenture to be performed or observed by the Company, Tyco or such other guarantor, as the case may be; and

and in either case, immediately after such merger, consolidation, sale or conveyance, the Company, Tyco or such other guarantor, as the case may be, or such successor corporation or person, as the case may be, shall not be in default in the performance of the covenants and agreements of the indenture to be performed or observed by the Company, Tyco or such other guarantor, as the case may be; provided that the foregoing shall not apply to a guarantor other than Tyco if in connection with any such merger, consolidation, sale or conveyance the guarantee of such guarantor is released and discharged pursuant to paragraph 2 of the "Limitation on Indebtedness of Subsidiaries" covenant described above.

EVENTS OF DEFAULT

    An event of default with respect to a series of notes is defined in the indenture as being:

    1. default for 30 days in payment of any interest on any notes of such series;

    2. default in any payment of principal or sinking fund installment on any notes of such series;

    3. default by the Company, Tyco or any other guarantor in performance of any other of the covenants or agreements in respect of the notes of such series and related guarantees or the indenture that continues for 90 days after the Company receives notice of such failure in accordance with the indenture;

    4. default by the Company, Tyco or any other guarantor in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $50,000,000 or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within ten business days after notice to the Company in accordance with the indenture;

    5. any guarantee of that series of notes ceases to be, or the Company or any guarantor asserts in writing that such guarantee is not, in full force and effect and enforceable in accordance with its terms; or

    6. certain events involving bankruptcy, insolvency or reorganization of the Company, Tyco or any Significant Subsidiary Guarantor.

    The indenture provides that the trustee shall transmit notice of any uncured default under the indenture with respect to either series of notes, within 90 days after the occurrence of such default, to the holders of notes of each affected series, except that the trustee may withhold notice to the holders of either series of the notes of any default, except in payment of principal of, premium, if any, or interest on such series of notes, if the trustee considers it in the interest of the holders of such series of notes to do so.

    If an event of default due to:

    - the default in the payment of interest, principal or sinking fund installment with respect to the notes of a series;

    - the default in the performance or breach of any other covenant or agreement of the Company, Tyco or any guarantor applicable to the notes of such series but not applicable to all outstanding debt securities issued under the indenture; or

    - a guarantee of a series of notes ceasing to be, or the Company or any guarantor asserting that a guarantee of a series of notes no longer is, in full force and effect and enforceable in accordance with its terms, shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the notes of such series then outstanding may declare the principal of all notes of such series and interest accrued thereon to be due and payable immediately.

    If an event of default due to:

    - a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued thereunder and then outstanding;

    - a default in payment at final maturity or upon acceleration of indebtedness for money borrowed in the principal amount then outstanding of $50,000,000 or more; or

    - certain events of bankruptcy, insolvency and reorganization of the Company, Tyco or any Significant Subsidiary Guarantor,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the indenture then outstanding, including the notes, treated as one class, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately.

    Under certain circumstances, such declarations may be annulled and past defaults may be waived, except a non-payment of such debt securities which shall have become due by acceleration, by the holders of a majority in principal amount of the outstanding notes of an affected series, voting as a separate class, or all debt securities outstanding under the indenture, voting as a single class, as the case may be.

    The holders of a majority in principal amount of the outstanding notes of each affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the notes, subject to certain limitations specified in the indenture.

    The indenture provides that no holder of notes of any series may institute any action against the Company under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the notes of such series then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the trustee shall not have instituted such action within 60 days of such request, and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the notes of such series then outstanding.

    The indenture requires the annual filing by the Company with the trustee of a written statement as to compliance with the covenants and agreements contained in the indenture.

    "Significant Subsidiary Guarantor" means any one or more guarantors, other than Tyco, which, at the date of determination, together with its or their respective subsidiaries in the aggregate,

    - for the most recently completed fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company; or

    - at the end of such fiscal year, was the owner, beneficial or otherwise, of more than 10% of the consolidated assets of the Company, as determined in accordance with United States generally accepted accounting principles and reflected on the Company's consolidated financial statements.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Company may discharge or defease its obligations under the indenture as set forth below.

    Under terms satisfactory to the trustee, the Company may discharge the indenture with respect to any series of notes issued under the indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year, or which may be called for redemption within one year, by irrevocably depositing with the trustee cash or direct obligations of the United States as trust funds in an amount certified to be sufficient to pay at maturity, or upon redemption, the principal of, premium, if any, and interest and Additional Amounts, if any, on such series of notes. However, the Company may not thereby avoid:

    - its duty to register the transfer or exchange of such series of notes, or to replace any mutilated, destroyed, lost or stolen notes;

    - the rights of holders of such series of notes to receive from the funds deposited with the trustee payments of principal and interest, on such notes, on the stated due dates for such payments; or

    - the rights, obligations and immunities of the trustee under the indenture.

    If the exact amounts of principal of and interest due on a series can be determined at the time of making the deposit referred to below, the Company at its option at any time may also:

        1. discharge any and all of its obligations to holders of such series of notes issued under the indenture ("defeasance"), but may not thereby avoid its obligations enumerated in the previous paragraph; or

        2. be released with respect to such series of notes from the obligations imposed by the covenants described under the captions "Certain Covenants" and "Merger, Consolidation, Sale or Conveyance" above and omit to comply with such covenants without creating an event of default ("covenant defeasance").

    Defeasance or covenant defeasance may be effected only if, among other things:

        1. the Company or Tyco irrevocably deposits with the trustee cash and/or direct obligations of the United States, as trust funds in an amount certified by a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm to be sufficient to pay each installment of principal and interest and Additional Amounts, if any, on all outstanding notes of the relevant series on the dates such installments of principal and interest are due and any mandatory sinking fund payments with respect to such series;

        2. no default or event of default shall have occurred and be continuing on the date of the deposit referred to in clause 1 or, in respect of certain events of bankruptcy, insolvency or reorganization, during the period ending on the 91st day after the date of such deposit, or any longer applicable preference period; and

        3. the Company delivers to the trustee:

       (A) an opinion of counsel to the effect that the holders of such series of notes:

       - will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance or covenant defeasance, as applicable, and

       - will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred.

    Which, in the case of defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the indenture; and

       (B) an opinion of counsel to the effect that:

       - payments from the defeasance trust will be free and exempt from any and all withholding and other taxes imposed or levied by or on behalf of Luxembourg or any political subdivision thereof having the power to tax, and

       - holders of such series of notes will not recognize any income, gain or loss for Luxembourg income tax and other Luxembourg tax purposes as a result of such deposit and defeasance or covenant defeasance, as applicable, and will be subject to Luxembourg income tax and other Luxembourg tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as applicable, had not occurred.

MODIFICATION OF THE INDENTURE

    The indenture contains provisions permitting the Company, Tyco and the trustee, with the consent of the holders of not less than a majority of the principal amount of all affected series of the debt securities issued under the indenture at the time outstanding, including the notes, voting as one class, to modify the indenture or any supplemental indenture or the rights of the holders of such debt securities. However, without the consent of each holder of debt securities including the notes, so affected, the indenture cannot be modified to:

        1. extend the final maturity of any of the notes or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency thereof, or impair or affect the right of any holder of the notes to institute suit for the payment thereof; or

        2. reduce the aforesaid percentage in principal amount of debt securities, the consent of the holders of which is required for any such modification.

    The indenture contains provisions permitting the Company, Tyco and the trustee, without the consent of any holders of notes, to enter into a supplemental indenture, among other things, for purposes of curing any ambiguity or correcting or supplementing any provision contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of the Company deems necessary or desirable and which does not adversely affect the interests of the holders of notes in any material respect. The Company, Tyco and the trustee, without the consent of any holders of notes, may also enter into a supplemental indenture to establish the form or terms of any series of debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

CONCERNING THE TRUSTEE

    The trustee may hold notes, act as a depository for funds of, make loans to, or perform other services for, Tyco, the Company and their respective subsidiaries as if it were not the trustee.

                        ENFORCEMENT OF CIVIL LIABILITIES

    The Company and Tyco have consented in the indenture to jurisdiction in the United States federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantees. However, substantially all of the Company's directly held assets consists of shares in its wholly-owned subsidiary Tyco Group S.a.r.l., a Luxembourg company which, through its subsidiaries, owns a substantial majority of the assets of the Company. A substantial majority of Tyco's directly held assets consists of shares in the Company. Accordingly, any judgment against the Company or Tyco in respect of the indenture, the notes or the guarantees, including for civil liabilities under the United States federal securities laws, obtained in any United States federal or state court may have to be enforced in the courts of Luxembourg. Investors should not assume that the courts of Luxembourg would enforce judgments of United States courts obtained against the Company or Tyco predicated upon the civil liability provisions of the United States federal securities laws or that such courts would enforce, in original actions, liabilities against the Company or Tyco predicated solely upon such laws.

                 CERTAIN LUXEMBOURG, BERMUDA AND UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is intended to be a general summary of Luxembourg, Bermuda and United States federal income tax consequences to holders of notes. Due to the complexity of the tax laws of these and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders and possible changes in law, it is particularly important that each holder consult with its own tax adviser regarding the tax treatment of the acquisition, ownership and disposition of notes under the laws of any federal, state, local or other taxing jurisdiction.

LUXEMBOURG

    Under current law, no withholding or deduction is imposed in Luxembourg in respect of any payment to be made by the Company in respect of the notes. Holders of notes who are neither resident in Luxembourg nor engaged in a trade or business through a permanent establishment or permanent representative in Luxembourg will not be subject to taxes or duties in Luxembourg with respect to interest payments on, or gains realized on the disposition of, the notes. No stamp, registration or similar taxes, duties or charges are payable in Luxembourg in connection with the issue of the notes.

BERMUDA

    Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed upon the issue, transfer or sale of the notes or on any payments made in respect of the notes or the guarantees.

UNITED STATES

    The following is a general discussion of anticipated U.S. federal income tax consequences of the ownership and disposition of the notes to holders thereof and of the exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Moreover, it deals only with purchasers who hold notes as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986 and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriates, persons holding notes as a hedge against currency risk or as a position in a "straddle," "hedge," "conversion" or another integrated transaction for tax purposes, persons who own, directly or indirectly, 10 percent or more of the voting power of the Company, or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality.

    Holders of Restricted Notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of the ownership and disposition of the notes and the exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

    As used in this section, the term "U.S. Holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

    - a citizen or resident of the United States,

    - a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations,

    - an estate whose income is subject to U.S. federal income tax regardless of its source, or

    - a trust if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

    As used in this section, the term "non-U.S. Holder" means a beneficial owner of notes that is not a U.S Holder for U.S. federal income tax purposes.

THE EXCHANGE OFFER

    An exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer should not be treated as an exchange or other taxable event for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to holders of Restricted Notes who exchange Restricted Notes for Exchange Notes pursuant to the exchange offer, and any holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange.

U.S. HOLDERS

INTEREST AND DISPOSITION GENERALLY

    The gross amount of interest paid on the notes will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with such U.S. Holder's method of tax accounting. While not entirely clear, any additional amounts paid in respect of withholding taxes in general should be taxable in the same manner. Interest on the notes will be income from sources outside the United States and, with certain exceptions, will be treated as "passive" income for purposes of computing the foreign tax credit allowable under U.S. federal income tax laws. The rules relating to foreign tax credits and the timing thereof are extremely complex, and U.S. Holders should consult their own tax advisers with regard to the availability of foreign tax credits and the application of the foreign tax credit limitations to their particular situations.

    Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized, excluding any amount attributable to accrued interest, which will be taxable as ordinary interest income as described above, or accrued market discount which is described below, and the U.S. Holder's tax basis in the notes, generally the U.S. Holder's cost. Such gain or loss will be long term capital gain or loss if the notes are held for more than one year. The deductibility of capital losses is subject to certain limitations. For purposes of foreign tax credits under U.S. federal income tax laws, capital gain or loss recognized by a U.S. Holder generally will be treated as U.S. source. U.S. Holders should consult their own tax advisors as to the foreign tax credit implications of the disposition of notes under U.S. federal income tax laws.

    Special rules apply to notes acquired at a market discount or premium, which are discussed below.

BOND PREMIUM

    If a U.S. Holder purchased notes for an amount in excess of the amount payable at the maturity date of the notes, the U.S. Holder may deduct such excess as amortizable bond premium over the term of the notes under a yield-to-maturity formula. The deduction is available only if an election is made by the purchaser or if such election is in effect. This election is revocable only with the consent of the U.S. Internal Revenue Service. The election applies to all obligations owned or subsequently acquired by the U.S. Holder. The U.S. Holder's adjusted tax basis in the notes will be reduced to the extent of the deduction of amortizable bond premium. The amortizable bond premium is treated as an offset to interest income on the notes rather than as a separate deduction item. A loss upon the disposition of a note generally will be treated as foreign source for U.S. foreign tax credit purposes to the extent of any unamortized bond premium on the notes that could have been deducted had an election been made.

MARKET DISCOUNT

    If a U.S. Holder acquired the notes, other than in an original issue, at a market discount which equals or exceeds 1/4 of 1% of the stated redemption price of the notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition, or makes a gift, of the notes, the lesser of:

    1. such gain or, in the case of a gift, appreciation, or

    2. the portion of the market discount which accrued on a straight line basis, or, if the U.S. Holder so elects, on a constant interest rate basis, while the notes were held by such U.S. Holder will be treated as ordinary income at the time of the disposition or gift. For these purposes, market discount means the excess, if any, of the stated redemption price at maturity over the basis of such notes immediately after their acquisition by the U.S. Holder. A U.S. Holder may elect to include accrued market discount in income currently, which would increase the U.S. Holder's basis in the notes, rather than upon disposition of the notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service. For U.S. foreign tax credit purposes, accrued market discount included as ordinary income will be treated as income from foreign sources.

    A U.S. Holder of notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such notes until the market discount is recognized upon a subsequent disposition of such notes. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Non-exempt U.S. Holders may be subject to information reporting with respect to payments of interest on, and the proceeds of the disposition of, notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors.

NON-U.S. HOLDERS

INTEREST AND DISPOSITION

    In general, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, notes, unless the income, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. In that event, such income or gain will generally be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    If the notes are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required.

Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Holders should consult their tax advisors.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This document, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes or market-making activities or other trading activities.

    The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period starting on the date of this prospectus and ending on the close of business on the earlier to occur of:

    1. the date on which all exchange notes held by broker-dealers eligible to use the prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and

    2.  the date 180 days after the consummation of the exchange offer,

the Company will make this document, as amended or supplemented, available to any broker-dealer in connection with any such resale and will send additional copies of this document and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

    The Company has agreed to pay all expenses incident to the exchange offer, including the expense of one counsel for the holders of the restricted notes, other than commissions or concession of any broker-dealers and will indemnify the holders of the restricted notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain U.S. legal matters regarding the notes and Tyco's guarantees of the notes have been passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York. Joshua M. Berman, a director and vice president of Tyco, is counsel to Kramer Levin Naftalis & Frankel LLP and beneficially owns 144,180 common shares of Tyco. Certain matters under the laws of Bermuda related to the guarantees of Tyco of the notes will be passed upon for Tyco by Appleby
Spurling & Kempe, Hamilton, Bermuda, Bermuda counsel to Tyco. Michael L. Jones, Secretary of Tyco, is a partner of Appleby Spurling & Kempe. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Beghin Feider Loeff Claeys Verbeke, Luxembourg counsel to the Company. Kramer

Levin Naftalis & Frankel LLP has relied on Appleby Spurling & Kempe with respect to matters of Bermuda law and on Beghin Feider Loeff Claeys Verbeke with respect to matters of Luxembourg law.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 1999 and 1998, and for the years ended September 30, 1999 and 1998 and the nine months ended September 30, 1997 included in Tyco's Annual Report on Form 10-K filed on December 13, 1999, and incorporated by reference in this document, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Deloitte & Touche LLP (as it relates to the consolidated statements of operations, changes in stockholders' equity and cash flows of United States Surgical Corporation and its subsidiaries for the nine-month period ended September 30, 1997 and the related financial statement schedule for the nine-month period ended
September 30, 1997) and Arthur Andersen LLP (as it relates to the consolidated balance sheets of AMP Incorporated and subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998 and the nine months ended
September 30, 1997). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

                                 $1,000,000,000
                               TYCO INTERNATIONAL
                                   GROUP S.A.
                               OFFER TO EXCHANGE
                              UP TO $1,000,000,000
                             6 7/8% NOTES DUE 2002
                          FOR ANY AND ALL OUTSTANDING
                             6 7/8% NOTES DUE 2002
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of Tyco's Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    Tyco maintains $100 million of insurance to reimburse the directors and officers of Tyco and its subsidiaries, including the Company and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco or any of its subsidiaries, including the Company and its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
         NO.                                                DESCRIPTION
---------------------               ------------------------------------------------------------
         3.1                   --   Memorandum of Association of Tyco (as altered)
                                    (Incorporating all amendments to May 26, 1992) (previously filed as an Exhibit to Tyco's Annual Report on Form 10-K for the year ended December 31, 1992)

         3.2                   --   Certificate of Incorporation on change of name of Tyco
                                    (previously filed as an Exhibit to Tyco's Current Report on
                                    Form 8-K filed July 10, 1997)

         3.3                   --   Bye-Laws of Tyco (incorporating all amendments to April 1,
                                    1999) (previously filed as Exhibit 3.3 to the Registrants'
                                    Form S-3 (File Nos. 333-50855 and 333-50855-01))

         3.4                   --   Restated Articles of Association of the Company

         4.1                   --   Indenture (previously filed as Exhibit 4.1 to the
                                    Registrants' Form S-3 (File Nos. 333-50855 and
                                    333-50855-01))

         4.2                   --   Supplemental Indenture No. 11 with respect to the 6 7/8%
                                    Notes due 2002 (previously filed as Exhibit 4.18 to Tyco's
                                    Annual Report on Form 10-K for the year ended September 30,
                                    1999)

         4.3                   --   Purchase Agreement, dated August 26, 1999, among the
                                    Company, Tyco as guarantor, and Merrill Lynch Pierce, Fenner
                                    & Smith Incorporated, J.P. Morgan Securities, Inc., Lehman
                                    Brothers Inc., Morgan Stanley & Co. Incorporated, Credit
                                    Suisse First Boston Corporation, Donaldson, Lufkin &
                                    Jenrette Securities Corporation, Goldman, Sachs & Co., Bear,
                                    Stearns Co. Inc., Banc of America Securities LLC, Chase
                                    Securities Inc., Commerzbank Capital Markets Corporation,
                                    Warburg Dillon Read LLC, Salomon Smith Barney Inc., The
                                    Williams Capital Group L.P. and Blaylock & Partners

       EXHIBIT
         NO.                                                DESCRIPTION
---------------------               ------------------------------------------------------------
         4.4                   --   Registration Rights Agreement, dated as of August 31, 1999, among the Company, Tyco as guarantor, and Merrill Lynch
                                    Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities,
                                    Inc., Lehman Brothers Inc., Morgan Stanley & Co.
                                    Incorporated, Credit Suisse First Boston Corporation,
                                    Donaldson, Lufkin & Jenrette Securities Corporation,
                                    Goldman, Sachs & Co., Bear, Stearns Co. Inc., Banc of
                                    America Securities LLC, Chase Securities Inc., Commerzbank
                                    Capital Markets Corporation, Warburg Dillon Read LLC,
                                    Salomon Smith Barney Inc., The Williams Capital Group L.P.
                                    and Blaylock & Partners

         5.1                   --   Opinion of Appleby Spurling & Kempe*

         5.2                   --   Opinion of Beghin Feider Loeff Claeys Verbeke*

         5.3                   --   Opinion of Kramer Levin Naftalis & Frankel LLP*

          12                   --   Statement of Computation of Ratio of Earnings to Fixed
                                    Charges

        23.1                   --   Consent of PricewaterhouseCoopers

        23.2                   --   Consent of Deloitte & Touche LLP

        23.3                   --   Consent of Arthur Andersen LLP

          24                   --   Powers of Attorney (contained in the Signature pages hereto)

          25                   --   Statement of Eligibility of Trustee on Form T-1
                                    (incorporated by reference to the Registrants' Form S-3
                                    (File Nos. 333-50855 and 333-50855-01))

        99.1                   --   Form of Letter of Transmittal*

        99.2                   --   Form of Notice of Guaranteed Delivery*

------------------------

*   To be filed by amendment.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 21st day of December, 1999.

                                                       TYCO INTERNATIONAL LTD.

                                                       By:              /s/ MARK H. SWARTZ
                                                            -----------------------------------------
                                                                          Mark H. Swartz
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER
                                                                     (PRINCIPAL FINANCIAL AND
                                                                       ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 21, 1999 in the capacities indicated below.

                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ L. DENNIS KOZLOWSKI                 Chairman of the Board, President, Chief
     -------------------------------------------         Executive Officer and Director (Principal
                 L. Dennis Kozlowski                     Executive Officer)

               /s/ MICHAEL A. ASHCROFT
     -------------------------------------------       Director
                 Michael A. Ashcroft

                /s/ JOSHUA M. BERMAN
     -------------------------------------------       Vice President and Director
                  Joshua M. Berman

                /s/ RICHARD S. BODMAN
     -------------------------------------------       Director
                  Richard S. Bodman

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ JOHN F. FORT
     -------------------------------------------       Director
                    John F. Fort

                 /s/ STEPHEN W. FOSS
     -------------------------------------------       Director
                   Stephen W. Foss

                /s/ PHILIP M. HAMPTON
     -------------------------------------------       Director
                  Philip M. Hampton

              /s/ JAMES S. PASMAN, JR.
     -------------------------------------------       Director
                James S. Pasman, Jr.

                /s/ W. PETER SLUSSER
     -------------------------------------------       Director
                  W. Peter Slusser

                 /s/ MARK H. SWARTZ                    Executive Vice President and Chief Financial
     -------------------------------------------         Officer (Principal Financial and Accounting
                   Mark H. Swartz                        Officer)

               /s/ FRANK E. WALSH, JR.
     -------------------------------------------       Director
                 Frank E. Walsh, Jr.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 21st day of December, 1999.

                                                       TYCO INTERNATIONAL GROUP S.A.

                                                       By:             /s/ RICHARD W. BRANN
                                                            -----------------------------------------
                                                                         Richard W. Brann
                                                                        MANAGING DIRECTOR
                                                                     (PRINCIPAL FINANCIAL AND
                                                                       ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints RICHARD W. BRANN AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 21, 1999 in the capacities indicated below.

SIGNATURE                                                                  TITLE
---------                                                                  -----
                  /s/ PHILIPPE BEOT
     -------------------------------------------       Director
                    Philippe Beot

                /s/ RICHARD W. BRANN
     -------------------------------------------       Managing Director
                  Richard W. Brann

                  /s/ ERIK D. LAZAR
     -------------------------------------------       Managing Director
                    Erik D. Lazar

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                      DESCRIPTION                                                   PAGE NUMBER
       -------                     -----------                                                   -----------
         3.1            --         Memorandum of Association of Tyco (as altered)
                                   (incorporating all amendments to May 26, 1992) (previously filed as an Exhibit to Tyco's Annual Report on Form 10-K for the year ended December 31, 1992)

         3.2            --         Certificate of Incorporation on change of name of Tyco
                                   (incorporating all amendments to April 1, 1999) (previously filed as an Exhibit to Tyco's Current Report on Form 8-K
                                   filed July 10, 1997)

         3.3            --         Bye-Laws of Tyco (previously filed as Exhibit 3.3 to the
                                   Registrants' Form S-3 (File Nos. 333-50855 and
                                   333-50855-01))

         3.4            --         Restated Articles of Association of the Company

         4.1            --         Indenture (previously filed as Exhibit 4.1 to the
                                   Registrants' Form S-3 (File Nos. 333-50855 and
                                   333-50855-01))

         4.2            --         Supplemental Indenture No. 11 with respect to the 6 7/8%
                                   Notes due 2002 (previously filed as Exhibit 4.18 to Tyco's
                                   Annual Report on Form 10-K for the year ended September 30,
                                   1999)

         4.3            --         Purchase Agreement, dated August 26, 1999, among the
                                   Company, Tyco as guarantor, and Merrill Lynch Pierce, Fenner
                                   & Smith Incorporated, J.P. Morgan Securities, Inc., Lehman
                                   Brothers Inc., Morgan Stanley & Co. Incorporated, Credit
                                   Suisse First Boston Corporation, Donaldson, Lufkin &
                                   Jenrette Securities Corporation, Goldman, Sachs & Co., Bear,
                                   Stearns Co. Inc., Banc of America Securities LLC, Chase
                                   Securities Inc., Commerzbank Capital Markets Corporation,
                                   Warburg Dillon Read LLC, Salomon Smith Barney Inc., The
                                   Williams Capital Group L.P. and Blaylock & Partners

         4.4            --         Registration Rights Agreement, dated as of August 31, 1999, among the Company, Tyco as guarantor, and Merrill Lynch
                                   Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities,
                                   Inc., Lehman Brothers Inc., Morgan Stanley & Co.
                                   Incorporated, Credit Suisse First Boston Corporation,
                                   Donaldson, Lufkin & Jenrette Securities Corporation,
                                   Goldman, Sachs & Co., Bear, Stearns Co. Inc., Banc of
                                   America Securities LLC, Chase Securities Inc., Commerzbank
                                   Capital Markets Corporation, Warburg Dillon Read LLC,
                                   Salomon Smith Barney Inc., The Williams Capital Group L.P.
                                   and Blaylock & Partners

         5.1            --         Opinion of Appleby Spurling & Kempe*

         5.2            --         Opinion of Beghin Feider Loeff Claeys Verbeke*

         5.3            --         Opinion of Kramer Levin Naftalis & Frankel LLP*

          12            --         Statement of Computation of Ratio of Earnings to Fixed
                                   Charges

        23.1            --         Consent of PricewaterhouseCoopers

        23.2            --         Consent of Deloitte & Touche LLP

        23.3            --         Consent of Arthur Andersen LLP

          24            --         Powers of Attorney (contained in the Signature pages hereto)

          25            --         Statement of Eligibility of Trustee on Form T-1
                                   (incorporated by reference to the Registrants' Form S-3,
                                   (File Nos. 333-50855 and 333-50855-01))

        99.1            --         Form of Letter of Transmittal*

        99.2            --         Form of Notice of Guaranteed Delivery*

------------------------

*   To be filed by amendment